Exhibit 99.1

Mary Pilcicki
Teleflex Incorporated
610-948-2850
National

FOR IMMEDIATE RELEASE	December 23, 2003

Teleflex Announces Resignation of Chief Financial Officer
and Plan for Succession

Limerick, PA — Teleflex Incorporated (NYSE: TFX) announced today that Harold L. Zuber, Jr., executive vice president and chief financial officer, will resign from the company effective December 31, 2003 to pursue other interests. John J. Sickler, vice chairman of Teleflex, will assume the responsibilities of chief financial officer on an interim basis. To facilitate the transition, Hal Zuber will continue with the company on a consultancy basis through the first quarter of 2004. The company is in the process of a search for Mr. Zuber’s successor. Mr. Zuber has been the company’s chief financial officer since 1990.

     “Hal has decided to leave Teleflex after a long and successful career. He has been a significant contributor and has helped to provide Teleflex with a solid financial foundation for future growth,” said Jeffrey P. Black, president and chief executive officer of Teleflex. “His decision to leave the company is a personal one and he has expressed complete confidence regarding the company’s financial controls and accounting practices.”

     Mr. Black added, “We expect a seamless transition when John assumes these responsibilities in January. John has over thirty years of experience with Teleflex, as the company’s previous chief financial officer, as group president of the medical segment and as a leader of Teleflex’s business development group.”

About Teleflex

Teleflex is a diversified industrial company with annual revenues of more than $2 billion. The company designs, manufactures and distributes quality engineered products and services for the aerospace, medical, automotive, marine and industrial markets worldwide. Teleflex employs more than 18,000 people worldwide who focus on providing innovative solutions for customers. Additional information about Teleflex can be obtained from the company’s website on the Internet at www.teleflex.com.

Forward-looking information:

     Statements in this news release, other than historical data, are considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties that could cause actual results to differ from those contemplated in the statements. These factors are discussed in the company’s Securities and Exchange Commission filings.

Contact:	Julie McDowell
Vice President, Corporate Communications
610-948-2836